Exhibit 5.1

June 3, 2016

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Juniper Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 347,738 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) reserved for issuance pursuant to the BTI Systems Inc. Amended and Restated 2012 Stock Option Plan and Long-Term Incentive Plan (the “Plan”).

On the basis of the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be duly authorized, legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati